UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2013

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Suite 1100, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

2012 Credit Facility

On April 12, 2013, EnerNOC, Inc. (“EnerNOC”) and ENOC Securities Corporation, a wholly-owned subsidiary of EnerNOC (“ENOC Securities”), entered into a Second Amendment (the “Second Amendment”) to its secured revolving credit facility with Silicon Valley Bank, dated March 14, 2012, as amended on June 29, 2012 (the “2012 Credit Facility”). The Second Amendment provides for an extension of the 2012 Credit Facility’s revolving termination date from April 15, 2013 to April 30, 2013.

The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which will be filed as an exhibit to EnerNOC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

2013 Credit Facility

On April 18, 2013, EnerNOC entered into a $70 million senior secured revolving credit facility pursuant to a Credit Agreement (the “2013 Credit Agreement), among EnerNOC, the several lenders from time to time party thereto and Silicon Valley Bank, as administrative agent, swingline lender, issuing lender, lead arranger and book manager (“SVB” and together with the other lenders, the “Lenders”). Subject to continued covenant compliance, the 2013 Credit Agreement provides for a two-year revolving line of credit in the aggregate amount of $70 million, the full amount of which may be available for issuances of letters of credit and up to $5 million of which may be available for swing line loans. The revolving line of credit is subject to increase from time to time up to an aggregate amount of $100 million with additional commitments from the Lenders or new commitments from financial institutions acceptable to SVB. The interest on revolving loans under the 2013 Credit Agreement will accrue, at EnerNOC’s election, at either (i) the Eurodollar Rate with respect to the relevant interest period plus 2.00% or (ii) the ABR (defined as the highest of (x) the “prime rate” as quoted in the Wall Street Journal, and (y) the Federal Funds Effective Rate plus 0.50%) plus 1.00%. The 2013 Credit Agreement terminates and all amounts outstanding thereunder are due and payable in full on April 18, 2015.

The 2013 Credit Agreement contains customary terms and conditions for credit facilities of this type, including restrictions on the ability of EnerNOC and its subsidiaries to incur additional indebtedness, create liens, enter into transactions with affiliates, transfer assets, pay dividends or make distributions on, or repurchase, common stock of EnerNOC, consolidate or merge with other entities, or suffer a change in control. In addition, EnerNOC is required to meet certain financial covenants customary with this type of agreement, including maintaining minimum free cash flow, minimum unrestricted cash and a minimum specified ratio of current assets to current liabilities.

The 2013 Credit Agreement contains customary events of default, including for payment defaults, breaches of representations, breaches of affirmative or negative covenants, cross defaults to other material indebtedness, bankruptcy and failure to discharge certain judgments. If a default occurs and is not cured within any applicable cure period or is not waived, the Lenders may accelerate EnerNOC’s obligations under the 2013 Credit Agreement. The 2013 Credit Agreement replaces the 2012 Credit Facility.

On April 18, 2013, EnerNOC and three of its wholly-owned subsidiaries, Cogent Energy, Inc., M2M Communications Corporation and Global Energy Partners, Inc., entered into a Guarantee and Collateral Agreement (the “2013 Collateral Agreement”) for the benefit of the Lenders. The 2013 Collateral Agreement provides that the obligations under the 2013 Credit Agreement are secured by all domestic assets of EnerNOC and several of its subsidiaries. The 2013 Collateral Agreement replaces the Guarantee and Collateral Agreement among EnerNOC, ENOC Securities and Silicon Valley Bank, dated as of April 15, 2011 (the “2011 Collateral Agreement”).

The foregoing summary of the 2013 Credit Agreement and the 2013 Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the 2013 Credit Agreement and the 2013 Collateral Agreement, which will be filed as exhibits to EnerNOC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Item 1.02 Termination of a Material Definitive Agreement.

On April 18, 2013, the EnerNOC, ENOC Securities and SVB terminated the 2012 Credit Facility and 2011 Collateral Agreement. EnerNOC did not incur any termination penalties in connection with this termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: April 18, 2013	By:	/s/ Kevin J. Bligh
	Name:	Kevin J. Bligh
	Title:	Chief Accounting Officer
(Principal Accounting Officer)